EXHIBIT 16.1

December 8, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 8, 2011 of Liquidmetal Technologies, Inc. and are in agreement with the statements contained therein as they relate to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Choi, Kim, Park, LLP